Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

NuStar GP, LLC:

We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333-109541, 333-88264, 333-81806 and 333-138133), on Form S-4 (No. 333-120726) and on Form S-3 (No. 333-143095) of NuStar Energy L.P. and subsidiaries of our report dated February 28, 2008, except as to Note 20, which is as of October 2, 2008, with respect to the consolidated balance sheets of NuStar Energy L.P. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, cash flows and partners’ equity for each of the years in the three year period ended December 31, 2007, which report appears in Exhibit 99.3 of NuStar Energy L.P.’s Current Report on Form 8-K filed on October 2, 2008.

/s/ KPMG LLP

San Antonio, Texas

October 2, 2008